Exhibit 4.52

edward nathan sonnenbergs

johannesburg cape town durban stellenbosch

150 west street

sandown sandton johannesburg 2196

p o box 783347 sandton south africa 2146

docex 152 randburg

tel +2711 269 7600 fax +2711 269 7899

info@ens.co.za www.ens.co.za

EXCHANGE AND SALE OF MINING RIGHT PORTIONS AGREEMENT

entered into between

ARMGOLD/HARMONY FREEGOLD JOINT VENTURE COMPANY PROPRIETARY LIMITED

and

SIBANYE GOLD LIMITED

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

Annexure A: BOUNDARY PILLAR DIAGRAM

Annexure B: FREEGOLD MINING AREA EXCHANGE PORTIONS AND SIBANYE MINING AREA PORTIONS

Annexure C: ILLUSTRATIVE GOLD ALLOCATION EXAMPLE

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

1.	PARTIES

1.1.	The Parties to this Agreement are –

1.1.1.	Armgold/Harmony Freegold Joint Venture Company (Proprietary) Limited; and

1.1.2.	Sibanye Gold Limited.

1.2.	The Parties agree as set out below.

2.	INTERPRETATION

2.1.	In this Agreement, unless the context indicates a contrary intention, the following words and expressions bear the meanings assigned to them and cognate expressions bear corresponding meanings –

2.1.1.	“AFSA” means the Arbitration Foundation of Southern Africa;

2.1.2.	“Agreement” means this exchange and sale of mining right portions agreement;

2.1.3.	“Average Gold Price” means the average gold price received by Freegold per kilogram of Gold from the sale by Rand Refinery, on behalf of Freegold, of Gold in a Relevant Month;

2.1.4.	“Boundary Pillar” means the 18 (eighteen) metre boundary pillar which will separate the –

2.1.4.1.	Freegold Mining Area Portions from the Post Implementation Freegold Mining Area; and

2.1.4.2.	Sibanye Mining Area Portions from the Post Implementation Sibanye Mining Area,

as set out in the diagram attached hereto as Annexure A;

2.1.5.	“Conditions Precedent” means the conditions precedent set out in clause 4;

2.1.6.	“DMR” means the Department of Mineral Resources;

2.1.7.	“Effective Date” means the date on which the last of the Conditions Precedent is fulfilled or waived, as the case may be;

2.1.8.	“Exchange” means the exchange of the Freegold Mining Area Exchange Portions for the Sibanye Mining Area Exchange Portions in terms of this Agreement;

2.1.9.	“Freegold” means ARMgold/Harmony Freegold Joint Venture Company Proprietary Limited, registration number 2001/029602/07, a limited liability private company duly incorporated in the Republic of South Africa;

2.1.10.	“Freegold Deed of Mining Right Amendment” means a notarial deed of amendment giving effect to the Freegold Mining Right Amendments;

2.1.11.	“Freegold Mining Area” means the area in respect of which the Freegold Mining Right has been granted, which area includes the Freegold Mining Area Exchange Portions;

2.1.12.	“Freegold Mining Area Exchange Portions” means those portions of the Freegold Mining Area marked as Zone 1 and Zone 2 on the plan annexed hereto marked Annexure B;

2.1.13.	“Freegold Mining Right” means the mining right granted to Freegold in terms of Item 7 of Schedule II to the MPRDA, read with section 23(1) of the MPRDA with DMR reference number FS 30/5/1/2/2/13 MR, entitling Freegold to mine for Gold Ore in, on and under the Freegold Mining Area;

2.1.14.	“Freegold Mining Right Amendments” means the amendment of the Freegold Mining Right by –

2.1.14.1.	the deletion therefrom of the Freegold Mining Area Exchange Portions; and

2.1.14.2.	the addition thereto of the Sibanye Mining Area Portions;

2.1.15.	“Freegold Section 102 Application” means an application by Freegold to the Minister in terms of section 102 of the MPRDA for the Freegold Section 102 Consent;

2.1.16.	“Freegold Section 102 Consent” means the consent of the Minister under and pursuant to the grant of the Freegold Section 102 Application to give effect to the Freegold Mining Right Amendments;

2.1.17.	“Geological Data” means all data, drilling reports, analyses, records and other information generated by –

2.1.17.1.	Freegold pursuant to the mining of the Sibanye Mining Area Portions; and

2.1.17.2.	Sibanye pursuant to the mining of the Freegold Mining Area Exchange Portions,

as the case may be,

2.1.18.	“Gold” means the gold which is extracted from the Gold Ore and which is processed into bullion bars;

2.1.19.	“Gold Ore” means ore containing the precious metal, gold;

2.1.20.	“Independent Auditors” means such reputable independent auditors as may be agreed between the Parties, or failing agreement within 10 (ten) business days of the independent auditor’s services first becoming required, appointed by the Executive President of the South African Institute of Chartered Accountants from any one of the 4 (four) largest (based on number of partners) independent accounting firms in the Republic of South Africa at the time;

2.1.21.	“Independent Expert” means an independent mining expert acceptable to both Parties, with not less than 10 (ten) years’ experience in the mining industry or failing agreement within 10 (ten) business days of the independent expert’s services first becoming required, appointed by the South African Institute of Mining and Metallurgy;

2.1.22.	“Mining Titles Office” means the Minerals and Petroleum Titles Office contemplated in the MTRA;

2.1.23.	“Minister” means the Minister of Mineral Resources, and includes any person to whom the Minister has delegated powers and functions in terms of section 103 of the MPRDA;

2.1.24.	“MPRDA” means the Mineral and Petroleum Resources Development Act, 2002;

2.1.25.	“MTRA” means the Mining Titles Registration Act No. 16 of 1967;

2.1.26.

“Net Proceeds” means the proceeds received by Freegold, for the sale by Rand Refinery, on behalf of Freegold, of Gold produced after the Effective Date from any underground operations conducted in the Sibanye Mining Area Sale

Portions, to third parties, which Net Proceeds shall be calculated by multiplying the Average Gold Price received by Freegold in a Relevant Month by the number of kilograms of Gold produced and processed in the Relevant Month from the Sibanye Mining Area Sale Portions as determined in terms of clause 7.3, provided that in calculating the Net Proceeds –

2.1.26.1.	the calculation of Net Proceeds shall not include any profits, losses or payments to or by Freegold, or any third party, under any future contracts, forward sale or financial hedging arrangements concerning such Gold; and

2.1.26.2.	in the event that the Average Gold Price is expressed in United States dollars, it will be converted into rands at the rand / United States dollars exchange rate quoted by Nedbank Limited for the day on which the Average Gold Price is calculated;

2.1.27.	“NNR Act” means the National Nuclear Regulator Act, 1999;

2.1.28.	“Parties” means the parties to this Agreement;

2.1.29.	“Post Implementation Freegold Mining Area” means the Freegold Mining Area following implementation of the Exchange and the Sale;

2.1.30.	“Post Implementation Sibanye Mining Area” means the Sibanye Mining Area following implementation of the Exchange and the Sale;

2.1.31.	“Rand Refinery” means Rand Refinery Limited, registration number 1920/006598/06, a company incorporated in accordance with the laws of the Republic of South Africa;

2.1.32.	“Relevant Month” means a month in which Gold is produced and processed from the Sibanye Mining Area Sale Portions;

2.1.33.	“Royalty” means an amount equal to 3% (three percent) of the Net Proceeds;

2.1.34.	“Sale” means the sale of the Sibanye Mining Area Sale Portions by Sibanye to Freegold in terms of this Agreement;

2.1.35.	“Section 102 Applications” means the Freegold Section 102 Application and the Sibanye Section 102 Application;

2.1.36.	“Sibanye” means Sibanye Gold Limited, registration number 2002/031431/06, a limited liability public company duly incorporated in the Republic of South Africa;

2.1.37.	“Sibanye Deed of Mining Right Amendment” means a notarial deed of amendment giving effect to the Sibanye Mining Right Amendments;

2.1.38.	“Sibanye’s Designated Account” means the bank account nominated by Sibanye, the details of which are set out below, or such other account as may be designated by Sibanye on written notice to Freegold –

Name of Account:	Sibanye Gold Shared Services Pty Ltd
Bank:	The Standard Bank of South Africa Ltd
Branch:	016141
Account Number:	02 216 663 7

2.1.39.	“Sibanye Mining Area” means the area in respect of which the Sibanye Mining Right has been granted, which area includes the Sibanye Mining Area Portions;

2.1.40.	“Sibanye Mining Area Exchange Portions” means those portions of the Sibanye Mining Area marked as Block 1 and Block 4 on the plan annexed hereto marked Annexure A;

2.1.41.	“Sibanye Mining Area Portions” means the Sibanye Mining Area Exchange Portions and the Sibanye Mining Area Sale Portions;

2.1.42.	“Sibanye Mining Area Sale Portions” means those portions of the Sibanye Mining Area marked as Block 2 and Block 3 on the plan annexed hereto marked Annexure A;

2.1.43.	“Sibanye Mining Right” means the converted mining right granted to Sibanye in terms of item 7 of Schedule II of the MPRDA with DMR reference number FS 30/5/1/2/2/81 MR, entitling Sibanye to mine for Gold Ore in, on and under the Sibanye Mining Area;

2.1.44.	“Sibanye Mining Right Amendments” means the amendment of the Sibanye Mining Right by –

2.1.44.1.	the deletion therefrom of the Sibanye Mining Area Portions; and

2.1.44.2.	the addition thereto of the Freegold Mining Area Exchange Portions;

2.1.45.	“Sibanye Section 102 Application” means an application by Sibanye to the Minister in terms of section 102 of the MPRDA for the Sibanye Section 102 Consent;

2.1.46.	“Sibanye Section 102 Consent” means the consent of the Minister under and pursuant to the grant of the Sibanye Section 102 Application to give effect to the Sibanye Mining Right Amendments; and

2.1.47.	“Signature Date” means the date of signature of this Agreement by the Party last signing.

2.2.	In this Agreement -

2.2.1.	clause headings and the heading of the Agreement are for convenience only and are not to be used in its interpretation;

2.2.2.	an expression which denotes -

2.2.2.1.	any gender includes the other genders;

2.2.2.2.	a natural person includes a juristic person and vice versa;

2.2.2.3.	the singular includes the plural and vice versa; and

2.2.2.4.	a Party includes a reference to that Party’s successors in title and assigns allowed at law.

2.3.	Any reference in this Agreement to –

2.3.1.	“business hours” shall be construed as being the hours between 08h30 and 17h00 on any business day. Any reference to time shall be based upon South African Standard Time;

2.3.2.	“days” shall be construed as calendar days unless qualified by the word “business”, in which instance a “business day” will be any day other than a Saturday, Sunday or public holiday as gazetted by the government of the Republic of South Africa from time to time;

2.3.3.	“law” means any law of general application and includes the common law and any statute, constitution, decree, treaty, regulation, directive, ordinance, by-law, order or any other enactment of legislative measure of government (including local and provincial government) statutory or regulatory body which has the force of law;

2.3.4.	“person” means any person, company, close corporation, trust, partnership or other entity whether or not having separate legal personality; and

2.3.5.	“writing” means legible writing and in English and excludes any form of electronic communication contemplated in the Electronic Communications and Transactions Act, No 25 of 2002.

2.4.	The words “include” and “including” mean “include without limitation” and “including without limitation”. The use of the words “include” and “including” followed by a specific example or examples shall not be construed as limiting the meaning of the general wording preceding it.

2.5.	Any substantive provision, conferring rights or imposing obligations on a Party and appearing in any of the definitions in this clause 2 or elsewhere in this Agreement, shall be given effect to as if it were a substantive provision in the body of the Agreement.

2.6.	Words and expressions defined in any clause shall, unless the application of any such word or expression is specifically limited to that clause, bear the meaning assigned to such word or expression throughout this Agreement.

2.7.	Unless otherwise provided, defined terms appearing in this Agreement in title case shall be given their meaning as defined, while the same terms appearing in lower case shall be interpreted in accordance with their plain English meaning.

2.8.	A reference to any statutory enactment shall be construed as a reference to that enactment as at the Signature Date and as amended or substituted from time to time.

2.9.	Unless specifically otherwise provided, any number of days prescribed shall be determined by excluding the first and including the last day or, where the last day falls on a day that is not a business day, the next succeeding business day.

2.10.	If the due date for performance of any obligation in terms of this Agreement is a day which is not a business day then (unless otherwise stipulated) the due date for performance of the relevant obligation shall be the next succeeding business day.

2.11.	The rule of construction that this Agreement shall be interpreted against the Party responsible for the drafting of this Agreement, shall not apply.

2.12.	The expiration or termination of this Agreement shall not affect such of the provisions of this Agreement as expressly provide that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the clauses themselves do not expressly provide for this.

2.13.	No provision of this Agreement shall (unless otherwise stipulated) constitute a stipulation for the benefit of any person (stipulatio alteri) who is not a Party to this Agreement.

2.14.	The use of any expression in this Agreement covering a process available under South African law, such as winding-up, shall, if any of the Parties to this Agreement is subject to the law of any other jurisdiction, be construed as including any equivalent or analogous proceedings under the law of such other jurisdiction.

2.15.	Whenever any person is required to act “as an expert and not as an arbitrator” in terms of this Agreement, then –

2.15.1.	the determination of the expert shall (in the absence of manifest error) be final and binding;

2.15.2.	subject to any express provision to the contrary, the expert shall determine the liability for his or its charges, which shall be paid accordingly;

2.15.3.	the expert shall be entitled to determine such methods and processes as he or it may, in his or its sole discretion, deem appropriate in the circumstances provided that the expert may not adopt any process which is manifestly biased, unfair or unreasonable;

2.15.4.	the expert shall jointly consult with the relevant Parties (provided that the extent of the expert’s consultation shall be in his or its sole discretion) prior to rendering a determination; and

2.15.5.	having regard to the sensitivity of any confidential information, the expert shall be entitled to take advice from any person considered by him or it to have expert knowledge with reference to the matter in question.

2.16.	Any reference in this Agreement to “this Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document, as amended, varied, novated or supplemented from time to time.

2.17.	This Agreement incorporates the annexures which annexures shall have the same force and effect as if set out in the body of this Agreement. In this Agreement the words “clause” or “clauses” and “annexure” or “annexures” refer to clauses of and annexures to this Agreement.

3.	INTRODUCTION

3.1.	Freegold is the holder of the Freegold Mining Right over the Freegold Mining Area.

3.2.	Sibanye is the holder of the Sibanye Mining Right over the Sibanye Mining Area.

3.3.	Freegold and Sibanye wish to exchange the Freegold Mining Area Exchange Portions and the Sibanye Mining Area Exchange Portions, subject to receipt of the Sibanye Section 102 Consent and the Freegold Section 102 Consent.

3.4.	In addition, Sibanye wishes to sell the Sibanye Mining Area Sale Portions, which Freegold wishes to purchase, subject to receipt of the Sibanye Section 102 Consent.

3.5.	The Parties wish to record in writing their agreement in respect of the above and matters ancillary thereto.

4.	CONDITIONS PRECEDENT

4.1.	Save for clauses 1 to 5 and clauses 10 to 25, all of which will become effective on the Signature Date, this Agreement is subject to the fulfilment of the Conditions Precedent that –

4.1.1.	by not later than 23h59 on the Signature Date, the board of directors of Sibanye have passed resolutions -

4.1.1.1.	approving and, where applicable, ratifying the entering into of this Agreement;

4.1.1.2.	authorising a specified person or persons to execute this Agreement and, where applicable, ratifying the execution of this Agreement by such specified person or persons;

4.1.1.3.	authorising a specified person or persons to execute the Sibanye Deed of Mining Right Amendment; and

4.1.1.4.	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with this Agreement;

4.1.2.	by not later than 23h59 on the Signature Date, the board of directors of Freegold have passed resolutions -

4.1.2.1.	approving and, where applicable, ratifying the entering into of this Agreement;

4.1.2.2.	authorising a specified person or persons to execute this Agreement and, where applicable, ratifying the execution of this Agreement by such specified person or persons;

4.1.2.3.	authorising a specified person or persons to execute the Freegold Deed of Mining Right Amendment; and

4.1.2.4.	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with this Agreement a;

4.1.3.	by not later than 23h59 on the 1st (first anniversary) after the Signature Date, the Freegold Section 102 Consent has been unconditionally granted by the Minister or conditionally granted on terms and conditions which each of the Parties confirms in writing to the other (by not later than the said date and time) to be acceptable to it;

4.1.4.	by not later than 23h59 on the 1st (first anniversary) after the Signature Date, the Sibanye Section 102 Consent has been unconditionally granted by the Minister or conditionally granted on terms and conditions which each of the Parties confirms in writing to the other (by not later than the said date and time) to be acceptable to it; and

4.1.5.	by not later than 10 (ten) business days following the fulfilment, or where applicable, the waiver of the last of the Conditions Precedent, the representatives of the Parties shall have met at the offices of the regional manager of the DMR: Welkom, at which meeting –

4.1.5.1.	Freegold shall procure that the Freegold Deed of Mining Right Amendment; and

4.1.5.2.	Sibanye shall procure that the Sibanye Deed of Mining Right Amendment,

are executed.

4.2.	Freegold shall use commercially reasonable endeavours to procure the timeous fulfilment of the Condition Precedent contained in clause 4.1.2 on the Signature Date and the Condition Precedent contained in clause 4.1.3 as soon as reasonably possible after the Signature Date.

4.3.	Sibanye shall use commercially reasonable endeavours to procure the timeous fulfilment of the Condition Precedent contained in clause 4.1.1 on the Signature Date and the Condition Precedent contained in clause 4.1.4 as soon as reasonably possible after the Signature Date.

4.4.	The Parties shall use their commercially reasonable endeavours and the Parties will co-operate in good faith to procure the timeous fulfilment of the Condition Precedent contained in clause 4.1.5 as soon as reasonably possible after the Signature Date.

4.5.	The Conditions Precedent set out in –

4.5.1.	clause 4.1.2 has been inserted for the benefit of Freegold which will be entitled to waive fulfilment of the said Condition Precedent, in whole or in part, on written notice to Sibanye prior to the expiry of the relevant time period set out in that clause (or such later date or dates as may be agreed in writing between Freegold and Sibanye before the aforesaid date or dates);

4.5.2.	clause 4.1.1 has been inserted for the benefit of Sibanye which will be entitled to waive fulfilment of the said Condition Precedent, in whole or in part, on written notice to Freegold prior to the expiry of the relevant time period set out in that clause (or such later date or dates as may be agreed in writing between Freegold and Sibanye before the aforesaid date or dates);

4.5.3.	clause 4.1.5 has been inserted for the benefit of Freegold and Sibanye which will be entitled to waive fulfilment of the said Condition Precedent, by agreement in writing, prior to the expiry of the relevant time period set out in that clause (or such later date or dates as may be agreed in writing between Freegold and Sibanye before the aforesaid date or dates)

4.5.4.	clauses 4.1.3 to 4.1.5 are not capable of being waived.

4.6.	Unless all the Conditions Precedent have been fulfilled or waived by not later than the relevant dates for fulfilment thereof set out in clause 4.1 (or such later date or dates as may be agreed in writing between the Purchaser and the Seller before the aforesaid date or dates) the provisions of this Agreement, save for clauses 1 to 4 and clauses 9 to 25 which will remain of full force and effect, will never become of any force or effect and the status quo ante will be restored as near as may be possible and none of the Parties will have any claim against the others in terms hereof or arising from the failure of the Conditions Precedent, save for any claims arising from a breach of clause 4.2, 4.3 and/or clause 4.4.

5.	SECTION 102 APPLICATIONS

5.1.	Freegold Section 102 Application

5.1.1.	Freegold shall as soon as reasonably possible after the Signature Date, but in any event by not later than the 20th (twentieth) business day after the Signature Date, or such later date as may be agreed to by the Parties in writing, prepare the Freegold Section 102 Application.

5.1.2.	Freegold shall submit the Freegold Section 102 Application to Sibanye for its review. Sibanye shall be obliged, within a period of 14 (fourteen) business days from the date of receipt of the Freegold Section 102 Application from Freegold, to review the Freegold Section 102 Application and insert any information which is required to be inserted by Sibanye and either –

5.1.2.1.	approve the Freegold Section 102 Application by notice in writing to Freegold; or

5.1.2.2.	acting reasonably, provide Freegold with written proposed amendments and/or comments in respect of the Freegold Section 102 Application.

5.1.3.	To the extent that Sibanye provides Freegold with any written proposed amendments and/or comments in respect of the Freegold Section 102 Application, Freegold shall forthwith be obliged to provide Sibanye with the amended Freegold Section 102 Application for approval, which approval shall be given in writing to Freegold within 5 (five) business days of receipt by Sibanye of the amended Freegold Section 102 Application.

5.2.	Sibanye Section 102 Application

5.2.1.	Sibanye shall as soon as reasonably possible after the Signature Date, but in any event by not later than the 20th (twentieth) business day after the Signature Date, or such later date as may be agreed to by the Parties in writing, prepare the Sibanye Section 102 Application.

5.2.2.	Sibanye shall submit the Sibanye Section 102 Application to Freegold for its review. Freegold shall be obliged, within a period of 14 (fourteen) business days from the date of receipt of the Sibanye Section 102 Application from Sibanye, to review the Sibanye Section 102 Application and insert any information which is required to be inserted by Freegold and either –

5.2.2.1.	approve the Sibanye Section 102 Application by notice in writing to Sibanye; or

5.2.2.2.	acting reasonably, provide Sibanye with written proposed amendments and/or comments in respect of the Sibanye Section 102 Application.

5.2.3.	To the extent that Freegold provides Sibanye with any written proposed amendments and/or comments in respect of the Sibanye Section 102 Application, Sibanye shall forthwith be obliged to provide Freegold with the amended Sibanye Section 102 Application for approval, which approval shall be given in writing to Sibanye within 5 (five) business days of receipt by Freegold of the amended Sibanye Section 102 Application.

5.3.	Submission to the DMR

5.3.1.	The Section 102 Applications, shall be jointly submitted by Sibanye and Freegold to the DMR within 10 (ten) business days after the later of the finalisation of the content in accordance with the provisions of clauses 5.1 and 5.2 and signature of the Section 102 Applications, which means of submission may include submission electronically via the website of the DMR or manual lodgement, together with any further documents as may be required to be submitted in connection with the Section 102 Applications.

5.3.2.	Sibanye and Freegold shall –

5.3.2.1.	sign all documents and expeditiously provide all necessary information for submission of the Section 102 Applications upon being required to do so;

5.3.2.2.	use their reasonable commercial endeavours and shall take all such steps and render all such assistance as may be reasonably necessary to procure that the Section 102 Applications and all requisite documents are properly prepared and duly submitted within the time period specified in clause 5.3.1; and

5.3.2.3.	do everything reasonably required by the DMR in order to enable the Section 102 Applications to be dealt with, to the extent that it is within its power to do so. In this regard –

5.3.2.3.1.	Sibanye shall make all such amendments to its mining work programme, environmental management programme and, to the extent necessary, social and labour plan in order to cater for the Sibanye Mining Right Amendments; and

5.3.2.3.2.	Freegold shall make all such amendments to its mining work programme, environmental management programme and, to the extent necessary, social and labour plan in order to cater for the Freegold Mining Right Amendments.

6.	EXCHANGE AND SALE

6.1.	Freegold hereby exchanges the Freegold Mining Area Exchange Portions for the Sibanye Mining Area Exchange Portions and Sibanye hereby exchanges the Sibanye Mining Area Exchange Portions for the Freegold Mining Area Exchange Portions, with effect from the Effective Date.

6.2.	Sibanye hereby sells to Freegold, which hereby purchases, the Sibanye Mining Area Sale Portions, with effect from the Effective Date.

7.	SIBANYE MINING AREA SALE PORTIONS CONSIDERATION

7.1.	As consideration for the sale of the Sibanye Mining Area Sale Portions, Freegold shall pay the Royalty to Sibanye monthly in arrears within 30 (thirty) days after the end of each calendar month during which Freegold mines the Sibanye Mining Area Sale Portions, in cash and without deduction or set-off into, into Sibanye’s Designated Account. Should it for any reason become unlawful or impractical to give effect to the payment of the Royalty on the terms contained in this Agreement, the parties will negotiate in good faith to reach agreement on an alternative arrangement which will, nonetheless, place the Parties in the same commercial position as they would have been but for such occurrence.

7.2.	A statement reflecting the calculation of the Net Proceeds for each Relevant Month during which the Royalty is payable shall be issued by Freegold and furnished to Sibanye together with payment of the Royalty for such Relevant Month.

7.3.	It is recorded that –

7.3.1.	Gold mined and produced from the Sibanye Mining Area Sale Portions may be co-mingled with Gold mined and produced by Freegold from the Post Implementation Freegold Mining Area; and

7.3.2.	Gold mined and produced from the Sibanye Mining Area Sale Portions may be processed together with Gold mined and produced by Freegold from the Post Implementation Freegold Mining Area,

in which event, the Royalty owed to Sibanye hereunder shall be calculated on the basis of the amount of Gold produced and processed from the Sibanye Mining Area Sale Portions (excluding any Gold produced from Boundary Pillar).

7.4.	The amount of Gold produced and processed from the Sibanye Mining Area Sale Portions shall be measured on a monthly basis (from the stopes, development and other sources but excluding Gold measured from sweeping and vamping operations). In determining the amount of Gold produced and processed from the Sibanye Mining Area Sale Portions, reference shall be made to the illustrative example attached hereto as Annexure C.

7.5.	Freegold shall ensure that Sibanye, upon request made to Freegold and at Sibanye’s own expense, shall have the right to have a representative present at the time samples are taken and to have access to such samples.

7.6.	All records in Freegold’s possession or control relating to the mining, removal and sale of Gold resulting in a Royalty payment, together with such further documents as Sibanye may reasonably require, shall be made available, for a period of 1 (one) year from the date of such Royalty payment, for inspection, audit and check survey by Sibanye’s auditors or a suitable and appropriately qualified expert appointed by Sibanye for such purpose, as the case may be, at all reasonable times and in any event, at least once per quarter (“Sibanye Audit”), at Sibanye’s sole cost and expense, provided that such auditors and/or expert have agreed in writing to maintain the confidentiality of such records.

7.7.	The auditors and/or the expert shall provide a copy of the result of the Sibanye Audit to both Parties and Sibanye shall be obliged to maintain the confidentiality of the information contained in the audit results except to the extent that –

7.7.1.	such information is or becomes publicly available from other sources; or

7.7.2.	disclosure is necessary in connection with the enforcement of Sibanye’s rights hereunder.

7.8.	If the Sibanye Audit determines that there has been a deficiency or an excess in the amount of the Royalty payment or payments made to Sibanye, such deficiency or excess will be resolved by adjusting subsequent Royalty payments (to the extent required), or if there are no subsequent Royalty payments, by payment of the deficiency or refund of the excess by the relevant Party, provided that if such audit determines that a deficiency in the amount of payment to Sibanye exists, Freegold shall have the right to appoint its own auditors or a suitable and appropriately qualified expert, as the case may be, to review such records and determine and/or confirm if such a deficiency exists (“Freegold Audit”), at Freegold’s sole cost and expense.

7.9.	If the findings of the Sibanye Audit and the Freegold Audit do not agree, the dispute shall be referred by the Parties to the Chief Executive Officers of Sibanye and Freegold (“CEOs”) for resolution. The CEOs shall meet as soon as possible after referral of the dispute to them, and shall use their bona fide commercially reasonable efforts to resolve the dispute. Failing resolution by the CEOs within 15 (fifteen) business days after the dispute has been referred to them, an Independent Auditor or Independent Expert, as the case may be, acting as an expert and not as an arbitrator, shall be appointed by either Party to determine whether a deficiency exists and/or confirm the results of the Sibanye Audit or the Freegold Audit, as the case may be.

8.	LODGEMENT OF DEEDS

As soon as reasonably possible after the Effective Date, and in any event by not later than 30 (thirty) days thereafter –

8.1.	Freegold shall procure that the Freegold Deed of Mining Right Amendment; and

8.2.	Sibanye shall procure that the Sibanye Deed of Mining Right Amendment,

are lodged simultaneously for registration in the Mining Titles Office.

9.	NNR ACT

9.1.	Freegold shall do all such things as may be necessary to ensure compliance with the NNR Act in respect of the exclusion of the Freegold Mining Area Portions from and the inclusion of the Sibanye Mining Area Portions to Freegold’s certificate of registration granted under the NNR Act in respect of the Freegold Mining Area.

9.2.	Sibanye shall do all such things as may be necessary to ensure compliance with the NNR Act in respect of the exclusion of the Sibanye Mining Area Portions from and the inclusion of the Freegold Mining Area Portions to Sibanye’s certificate of registration granted under the NNR Act in respect of the Sibanye Mining Area.

10.	FREEGOLD IMPACT ON SIBANYE MINING OPERATIONS

10.1.	Freegold hereby –

10.1.1.	acknowledges that Sibanye conducts or will conduct mining operations on the Post Implementation Sibanye Mining Area (“Sibanye Mining Operations”) which mining operations may be conducted or will be conducted in close proximity to the operations conducted by Freegold on the Sibanye Mining Area Portions;

10.1.2.	irrevocably and unconditionally undertakes, in favour of Sibanye, that in conducting any mining operations in respect of the Sibanye Mining Area Portions from the Effective Date –

10.1.2.1.	it will not access the Sibanye Mining Operations and the portion of the Boundary Pillar which separates the Sibanye Mining Area Portions from the Post Implementation Sibanye Mining Area (“Sibanye Boundary Pillar”);

10.1.2.2.	the mining operations conducted by Freegold in respect of the Sibanye Mining Area Portions shall not, in any way, result in Freegold compromising the Sibanye Boundary Pillar; and

10.1.2.3.	it will comply in all respects, with all applicable laws and regulatory obligations and/or requirements in order to ensure compliance with the undertakings contained in clauses 10.1.2.1 and 10.1.2.2; and

10.1.3.	irrevocably and unconditionally undertakes, in favour of Sibanye that, if any damage to the Sibanye Mining Operations and/or the Sibanye Boundary Pillar does occur arising as a result of Freegold compromising the Sibanye Boundary Pillar, Freegold shall, at the election of Sibanye, notified by Sibanye to Freegold, in writing, within 30 (thirty) business days after the date on which Sibanye becomes aware of the occurrence of the damage –

10.1.3.1.	compensate Sibanye for the reasonable costs incurred or to be incurred by Sibanye in remedying and/or rectifying such damage within 5 (five) business days after receipt of Sibanye’s request therefor (which request shall be accompanied by proof of the reasonable expenses incurred or to be incurred by Sibanye); or

10.1.3.2.	undertake, at its cost, the remedy and/or rectification of such damage within 60 (sixty) days after receipt of Sibanye’s request therefor.

10.2.	Freegold shall be obliged to forthwith notify Sibanye of any damage caused to the Sibanye Mining Operations and/or the Sibanye Boundary Pillar arising as result of Freegold compromising the Sibanye Boundary Pillar upon becoming aware of the occurrence thereof.

10.3.	Freegold hereby indemnifies Sibanye against and shall hold it harmless from all claims, liability, damage, loss, penalty, expense and cost (including legal costs on an attorney and own client scale, clean-up costs and reasonable expert fees) of any nature whatsoever which Sibanye may sustain as a result of or attributable to any damage to the Sibanye Mining Operations and/or the Sibanye Boundary Pillar incurred as a result of Freegold’s failure to comply with the undertakings contained in clauses 10.1.2 and 10.1.3.

10.4.	Without derogating from the generality of clause 10.2, Freegold shall not be liable for any special, indirect or consequential damages (including that of pure economic loss) of whatsoever nature suffered by Sibanye.

10.5.	Any dispute regarding whether (i) Freegold has compromised the Sibanye Boundary Pillar, (ii) damage has occurred to the Sibanye Mining Operations and/or the Sibanye Boundary

Pillar and/or (iii) the cause of such damage shall be referred by the Parties to the CEOs for resolution. The CEOs shall meet as soon as possible after referral of the dispute to them, and shall use their bona fide commercially reasonable efforts to resolve the dispute. Failing resolution by the CEOs within 15 (fifteen) business days after the dispute has been referred to them, an Independent Expert, acting as an expert and not as an arbitrator, shall be appointed by either Party to resolve the dispute.

11.	SIBANYE IMPACT ON FREEGOLD MINING OPERATIONS

11.1.	Sibanye hereby –

11.1.1.	acknowledges that Freegold conducts or will conduct mining operations on the Post Implementation Freegold Mining Area (“Freegold Mining Operations”) which mining operations may be conducted or will be conducted in close proximity to the operations conducted by Sibanye on the Freegold Mining Area Portions;

11.1.2.	irrevocably and unconditionally undertakes, in favour of Freegold, that in conducting any mining operations in respect of the Freegold Mining Area Portions from the Effective Date –

11.1.2.1.	it will not access the Freegold Mining Operations and the portion of the Boundary Pillar between the Freegold Mining Area Portions and the Freegold Post Implementation Mining Area (“Freegold Boundary Pillar”);

11.1.2.2.	the mining operations conducted by Sibanye in respect of the Freegold Mining Area Portions shall not, in any way, result in Sibanye compromising the Freegold Boundary Pillar; and

11.1.2.3.	it will comply in all respects, with all applicable laws and regulatory obligations and/or requirements in order to ensure compliance with the undertakings contained in clauses 11.1.2.1 and 11.1.2.2; and

11.1.3.	irrevocably and unconditionally undertakes, in favour of Freegold that, if any damage to the Freegold Mining Operations and/or the Freegold Boundary Pillar does occur as a result of Sibanye compromising the Freegold Boundary Pillar, Sibanye shall, at the election of Freegold, notified by Freegold to Sibanye, in writing, within 30 (thirty) business days after the date on which Freegold becomes aware of the occurrence of the damage –

11.1.3.1.	compensate Freegold for the reasonable costs incurred or to be incurred by Freegold in remedying and/or rectifying such damage within 5 (five) business days after receipt of Freegold’s request therefor (which request shall be accompanied by proof of the reasonable expenses incurred or to be incurred by Freegold); or

11.1.3.2.	undertake, at its cost, the remedy and/or rectification of such damage within 60 (sixty) days after receipt of Freegold’s request therefor.

11.2.	Sibanye shall be obliged to forthwith notify Freegold of any damage caused to the Freegold Mining Operations and/or the Freegold Boundary Pillar arising as result of Sibanye compromising the Freegold Boundary Pillar upon becoming aware of the occurrence thereof.

11.3.	Sibanye hereby indemnifies Freegold against and shall hold it harmless from all claims, liability, damage, loss, penalty, expense and cost (including legal costs on an attorney and own client scale, clean-up costs and reasonable expert fees) of any nature whatsoever which Freegold may sustain as a result of or attributable to any damage to the Freegold Mining Operations and/or the Freegold Boundary Pillar incurred as a result of Sibanye failure to comply with the undertakings contained in clauses 11.1.2 and 11.1.3.

11.4.	Without derogating from the generality of clause 11.2, Sibanye shall not be liable for any special, indirect or consequential damages (including that of pure economic loss) of whatsoever nature suffered by Freegold.

11.5.	Any dispute regarding whether (i) Freegold has compromised the Freegold Boundary Pillar, (ii) damage has occurred to the Freegold Mining Operations and/or the Freegold Boundary Pillar and/or (iii) the cause of such damage shall be referred by the Parties to the CEOs for resolution. The CEOs shall meet as soon as possible after referral of the dispute to them, and shall use their bona fide commercially reasonable efforts to resolve the dispute. Failing resolution by the CEOs within 15 (fifteen) business days after the dispute has been referred to them, an Independent Expert, acting as an expert and not as an arbitrator, shall be appointed by either Party to resolve the dispute.

12.	GEOLOGICAL DATA

12.1.	Subject to the provisions of clause 12.2 –

12.1.1.	Sibanye shall make copies of the Geological Data generated by it pursuant to its operations on the Freegold Mining Area Exchange Portions available to Freegold; and

12.1.2.	Freegold shall make copies of the Geological Data generated by it pursuant to its operations on the Sibanye Mining Area Portions available to Sibanye.

12.2.	The Parties shall be obliged to maintain the confidentiality of the information contained in the Geological Data provided to it by the other Party. Should any unauthorised disclosure of the information contained in the Geological Data take place in breach of the provisions of this clause 12, the non-breaching Party shall, in addition to its rights in terms of clause 17, be entitled by written notice to the breaching Party to terminate all obligations to provide the Geological Data to the breaching Party with immediate effect.

13.	GENERAL WARRANTIES

13.1.	Each of the Parties hereby warrants to and in favour of the other that –

13.1.1.	it has the legal capacity and has taken all necessary corporate action required to empower and authorise it to enter into this Agreement;

13.1.2.	this Agreement constitutes an agreement valid and binding on it and enforceable against it in accordance with its terms;

13.1.3.	the execution of this Agreement and the performance of its obligations hereunder does not and shall not –

13.1.3.1.	contravene any law or regulation to which that Party is subject;

13.1.3.2.	contravene any provision of that Party’s constitutional documents; or

13.1.3.3.	conflict with, or constitute a breach of any of the provisions of any other agreement, obligation, restriction or undertaking which is binding on it; and

13.1.4.	to the best of its knowledge and belief, it is not aware of the existence of any fact or circumstance that may impair its ability to comply with all of its obligations in terms of this Agreement;

13.1.5.	it is entering into this Agreement as principal (and not as agent or in any other capacity);

13.1.6.	the natural person who signs and executes this Agreement on its behalf is validly and duly authorised to do so;

13.1.7.	no other party is acting as a fiduciary for it; and

13.1.8.	it is not relying upon any statement or representation by or on behalf of any other Party, except those expressly set forth in this Agreement.

13.2.	Each of the representations and warranties given by the Parties in terms of clause 13.1 shall –

13.2.1.	be a separate warranty and will in no way be limited or restricted by inference from the terms of any other warranty or by any other words in this Agreement;

13.2.2.	continue and remain in force notwithstanding the completion of any or all the transactions contemplated in this Agreement; and

13.2.3.	prima facie be deemed to be material and to be a material representation inducing the other Party to enter into this Agreement.

14.	CONFIDENTIALITY

14.1.	The Parties undertake that during the operation of, and after the expiration, termination or cancellation of, this Agreement for any reason, they will keep confidential –

14.1.1.	any confidential information which a Party (“Disclosing Party”) communicates to the other Party (“Recipient”) in writing, visual or machine readable form (including by fax and other forms of electronic transmission) or orally and which is stated to be or by its nature is intended to be confidential; and

14.1.2.	all other information of the same confidential nature concerning the business of a Disclosing Party which comes to the knowledge of the Recipient whilst it is engaged in negotiating the terms of this Agreement or after its conclusion.

14.2.	If a Recipient is uncertain about whether any information is to be treated as confidential in terms of this clause 14 it shall be obliged to treat it as such until written clearance is obtained from the Disclosing Party.

14.3.	Each Party undertakes, subject to clause 14.4, not to disclose any information which is to be kept confidential in terms of this clause 14, nor to use such information for its own or anyone else’s benefit.

14.4.	Notwithstanding the provisions of clause 14.3, a Recipient shall be entitled to disclose any information to be kept confidential if and to the extent only that the disclosure is bona fide and necessary for the purposes of carrying out its duties in terms of this Agreement.

14.5.	The obligation of confidentiality placed on the Parties in terms of this clause 14 shall cease to apply to a Recipient in respect of any information which –

14.5.1.	is or becomes generally available to the public other than by the negligence or default of the Recipient or by the breach of this Agreement by the Recipient;

14.5.2.	the Disclosing Party confirms in writing is disclosed on a non-confidential basis;

14.5.3.	has lawfully become known by or come into the possession of the Recipient on a non-confidential basis from a source other than the Disclosing Party having the legal right to disclose same, provided that such knowledge or possession is evidenced by the written records of the Recipient existing at the Signature Date; or

14.5.4.	is disclosed pursuant to a requirement or request by operation of law, regulation or court order, to the extent of compliance with such requirement or request only and not for any other purpose, provided that –

14.5.5.	the onus shall at all times rest on the Recipient to establish that information falls within the exclusions set out in clauses 14.5.1 to 14.5.4;

14.5.6.	information will not be deemed to be within the foregoing exclusions merely because such information is embraced by more general information in the public domain or in the Recipient’s possession; and

14.5.7.	any combination of features will not be deemed to be within the foregoing exclusions merely because individual features are in the public domain or in the Recipient’s possession, but only if the combination itself and its principle of operation are in the public domain or in the Recipient’s possession.

14.6.	In the event that the Recipient is required to disclose confidential information of the Disclosing Party as contemplated in clause 14.5.4, the Recipient will –

14.6.1.	advise the Disclosing Party thereof in writing prior to disclosure, if possible;

14.6.2.	take such steps to limit the disclosure to the minimum extent required to satisfy such requirement and to the extent that it lawfully and reasonably can;

14.6.3.	afford the Disclosing Party a reasonable opportunity, if possible, to intervene in the proceedings;

14.6.4.	comply with the Disclosing Party’s reasonable requests as to the manner and terms of any such disclosure; and

14.6.5.	notify the Disclosing Party of the recipient of, and the form and extent of, any such disclosure or announcement immediately after it is made.

15.	PUBLICITY

15.1.	Subject to clause 15.3, each Party undertakes to keep confidential and not to disclose to any third party, save as may be required in law (including by the rules of any recognised securities exchange, where applicable) or permitted in terms of this Agreement, the nature, content or existence of this Agreement and any and all information given by a Party to the other Party pursuant to this Agreement.

15.2.	No announcements of any nature whatsoever will be made by or on behalf of a Party relating to this Agreement without the prior written consent of the other Party, save for any announcement or other statement required to be made in terms of the provisions of any law or by the rules of any recognised securities exchange, in which event the Party obliged to make such statement will first consult with the other Party in order to enable the Parties in good faith to attempt to agree the content of such announcement, which (unless agreed) must go no further than is required in terms of such law or rules. This will not apply to a Party wishing to respond to the other Party which has made an announcement of some nature in breach of this clause 15.

15.3.	This clause 15 shall not apply to any disclosure made by a Party to its professional advisors or consultants, provided that they have agreed to the same confidentiality undertakings, or to any judicial or arbitral tribunal or officer, in connection with any matter relating to this Agreement or arising out of it.

16.	SUPPORT AND GOOD FAITH

16.1.	The Parties undertake at all times to do all such things, perform all such actions and take all such steps and to procure the doing of all such things, the performance of all such actions and the taking of all such steps as may be open to them and necessary for or incidental to the putting into effect or maintenance of the terms, conditions and/or import of this Agreement.

16.2.	The Parties shall at all times during the continuance of this Agreement observe the principles of good faith towards one another in the performance of their obligations in terms of this Agreement. This implies, without limiting the generality of the foregoing, that they shall –

16.2.1.	at all times during the term of this Agreement act reasonably, honestly and in good faith; and

16.2.2.	perform their obligations arising from this Agreement diligently and with reasonable care.

16.3.	Where circumstances arise which were not contemplated or visualised by the Parties at the commencement date of this Agreement, or which render impracticable the implementation of this Agreement the Parties will meet and negotiate in good faith to establish a modus operandi for the attainment and fulfilment of the fundamental purpose of this Agreement.

17.	BREACH

17.1.	If a Party (“Defaulting Party”) commits any breach of this Agreement and fails to remedy such breach within 5 (five) business days (“Notice Period”) of receipt of written notice requiring the breach to be remedied, then the Party giving the notice (“Aggrieved Party”) will be entitled, at its option –

17.1.1.	to claim immediate specific performance of all or any of the Defaulting Party’s obligations under this Agreement, with or without claiming damages, whether or not such obligation has fallen due for performance; or

17.1.2.	to cancel this Agreement, with or without claiming damages, in which case written notice of the cancellation shall be given to the Defaulting Party, and the cancellation shall take effect on the giving of the notice, provided that no Party shall be entitled to cancel this Agreement unless the breach is a material breach. A breach will be deemed to be a material breach if -

17.1.2.1.	it is capable of being remedied, but is not so remedied within the Notice Period; or

17.1.2.2.	it is incapable of being remedied and payment in money will compensate for such breach but such payment is not made within the Notice Period.

17.2.	The Parties agree that any costs awarded will be recoverable on an attorney-and-own-client scale unless the Court specifically determines that such scale shall not apply, in which event the costs will be recoverable in accordance with the High Court tariff, determined on an attorney-and-client scale.

17.3.	The Aggrieved Party’s remedies in terms of this clause 17 are without prejudice to any other remedies to which the Aggrieved Party may be entitled in law.

17.4.	Notwithstanding the aforegoing, after the implementation of the Exchange and the Sale on the Effective Date, neither of the Parties will have the right to cancel this Agreement as a result of a breach thereof, and the Parties’ only remedies thereafter will be to claim specific performance of all the Defaulting Party’s obligations, together with damages, if any.

18.	DISPUTE RESOLUTION

18.1.	In the event of there being any dispute or difference between the Parties arising out of this Agreement, the said dispute or difference shall first be referred to the CEOs for resolution. The CEOs shall meet as soon as possible after referral of the dispute to them, and shall use their bona fide commercially reasonable efforts to resolve the dispute.

18.2.	In the event of a failure by the CEOs, for whatever reason, to resolve the dispute by not later than 20 (twenty) business days after the dispute had been referred to the CEOs, the dispute shall, on written demand by either Party be submitted to arbitration in Johannesburg in accordance with the AFSA rules, which arbitration shall be administered by AFSA.

18.3.	Should AFSA, as an institution, not be operating at that time or not be accepting requests for arbitration for any reason, then the arbitration shall be conducted in accordance with the AFSA rules for commercial arbitration (as last applied by AFSA) before an arbitrator appointed by agreement between the Parties or failing agreement within 10 (ten) business days of the demand for arbitration, then either Party shall be entitled to forthwith call upon the chairperson of the Johannesburg Bar Council to nominate the arbitrator, provided that the person so nominated shall be an advocate of not less than 10 (ten) years standing as such. The person so nominated shall be the duly appointed arbitrator in respect of the dispute. In the event of the attorneys of the Parties failing to agree on any matter relating to the administration of the arbitration, such matter shall be referred to and decided by the arbitrator whose decision shall be final and binding on the Parties.

18.4.	Either Party may appeal the decision of the arbitrator or arbitrators in terms of the AFSA rules for commercial arbitration.

18.5.	Nothing herein contained shall be deemed to prevent or prohibit a Party from applying to the appropriate court for urgent relief or for judgment in relation to a liquidated claim.

18.6.	Any arbitration in terms of this clause 17 (including any appeal proceedings) shall be conducted in camera and the Parties shall treat as confidential details of the dispute submitted to arbitration, the conduct of the arbitration proceedings and the outcome of the arbitration.

18.7.	This clause 17 will continue to be binding on the Parties notwithstanding any termination or cancellation of the Agreement.

18.8.	The Parties agree that the written demand by a Party in terms of clause 18.2 that the dispute or difference be submitted to arbitration, is to be deemed to be a legal process for the purpose of interrupting extinctive prescription in terms of the Prescription Act, 1969.

19.	NOTICES AND DOMICILIA

19.1.	The Parties select as their respective domicilia citandi et executandi the following physical addresses, and for the purposes of giving or sending any notice provided for or required under this Agreement, the said physical addresses as well as the following telefax numbers and email addresses -

19.1.1.	Freegold:

Physical:	Block 27, Randfontein Office Park, Cnr Main Reef Road & Ward Avenue
Fax:	+27 (0) 86 628 2332
E-mail:	riana.bisschoff@harmony.co.za
Marked for the attention of: The Company Secretary

19.1.2.	Sibanye:

Physical:	Libanon Business Park, 1 Hospital Street, Libanon, Westonaria, 1780
Fax:	+27 11 278 9600
E-mail:	cain.farrel@sibanyegold.co.za
Marked for the attention of: Cain Farrel

provided that a Party may change its domicilium or its address for the purposes of notices to any other physical address, telefax number or email address by written notice to the other Parties to that effect. Such change of address will be effective 5 (five) business days after receipt of the notice of the change.

19.2.	All notices to be given in terms of this Agreement will be given in writing and will -

19.2.1.	be delivered by hand or sent by telefax or email;

19.2.2.	if delivered by hand during business hours, be presumed to have been received on the date of delivery. Any notice delivered after business hours or on a day which is not a business day will be presumed to have been received on the following business day; and

19.2.3.	if sent by telefax or email during business hours, be presumed to have been received on the date of successful transmission of the telefax or email. Any telefax or email sent after business hours or on a day which is not a business day will be presumed to have been received on the following business day.

19.3.	Notwithstanding the above, any notice given in writing, and actually received by the Party to whom the notice is addressed, will be deemed to have been properly given and received, notwithstanding that such notice has not been given in accordance with this clause 19.

20.	BENEFIT OF THE AGREEMENT

This Agreement will also be for the benefit of and be binding upon the successors in title and permitted assigns of the Parties or any of them.

21.	APPLICABLE LAW AND JURISDICTION

21.1.	This Agreement will in all respects be governed by and construed under the laws of the Republic of South Africa.

21.2.	Subject to clause 17, the Parties hereby consent and submit to the non-exclusive jurisdiction of the South Gauteng High Court, Johannesburg in any dispute arising from or in connection with this Agreement.

22.	NEW LAWS AND INABILITY TO PERFORM

22.1.	If any law comes into operation subsequent to the signature of this Agreement which law affects any aspect or matter or issue contained in this Agreement, the Parties undertake to enter into negotiations in good faith regarding a variation of this Agreement in order to ensure that neither this Agreement nor its implementation constitutes a contravention of such law.

22.2.	If any Party is prevented from performing any of its obligations in terms of this Agreement as a result of any existing or new law or as a result of any event beyond its reasonable control whether or not foreseeable, including general power failures, breakdown of telecommunication networks or computers, political intervention, imposition of sanctions, riot or insurrection, it shall not be liable for any failure to perform its obligations under this Agreement while such event persists and shall have the right (unless such event has or is likely to persist for a period not exceeding 30 (thirty) days) to terminate this Agreement at any time after the intervention of or becoming aware of such event.

22.3.	If this Agreement is terminated by any Party in accordance with the provisions of this clause 22 no Party shall have any claim or obligation in respect of any loss suffered or damages incurred as a result of such cancellation.

23.	GENERAL

23.1.	Whole Agreement

23.1.1.	This Agreement constitutes the whole of the agreement between the Parties relating to the matters dealt with herein and, save to the extent otherwise provided herein, no undertaking, representation, term or condition relating to the subject matter of this Agreement not incorporated in this Agreement shall be binding on any of the Parties.

23.1.2.	This Agreement supersedes and replaces any and all agreements between the Parties (and other persons, as may be applicable) and undertakings given to or on behalf of the Parties (and other persons, as may be applicable) in relation to the subject matter hereof.

23.2.	Variations to be in Writing

No addition to or variation, deletion, or agreed cancellation of all or any clauses or provisions of this Agreement will be of any force or effect unless in writing and signed by the Parties.

23.3.	No Indulgences

No latitude, extension of time or other indulgence which may be given or allowed by any Party to another Party in respect of the performance of any obligation hereunder, and no delay or forbearance in the enforcement of any right of any Party arising from this Agreement and no single or partial exercise of any right by any Party under this Agreement, shall in any circumstances be construed to be an implied consent or election by such Party or operate as a waiver or a novation of or otherwise affect any of the Party’s rights in terms of or arising from this Agreement or estop or preclude any such Party from enforcing at any time and without notice, strict and punctual compliance with each and every provision or term hereof. Failure or delay on the part of any Party in exercising any right, power or privilege under this Agreement will not constitute or be deemed to be a waiver thereof, nor will any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

23.4.	No Waiver or Suspension of Rights

No waiver, suspension or postponement by any Party of any right arising out of or in connection with this Agreement shall be of any force or effect unless in writing and signed by such Party. Any such waiver, suspension or postponement will be effective only in the specific instance and for the purpose given.

23.5.	Provisions Severable

All provisions and the various clauses of this Agreement are, notwithstanding the manner in which they have been grouped together or linked grammatically, severable from each other. Any provision or clause of this Agreement which is or becomes unenforceable in any jurisdiction, whether due to voidness, invalidity, illegality, unlawfulness or for any other reason whatever, shall, in such jurisdiction only and only to the extent that it is so unenforceable, be treated as pro non scripto and the remaining provisions and clauses of this Agreement shall remain of full force and effect. The Parties declare that it is their intention that this Agreement would be executed without such unenforceable provision if they were aware of such unenforceability at the time of execution hereof.

23.6.	Continuing Effectiveness of Certain Provisions

The expiration or termination of this Agreement shall not affect such of the provisions of this Agreement as expressly provide that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the clauses themselves do not expressly provide for this.

23.7.	No Assignment

Neither this Agreement nor any part, share or interest herein nor any rights or obligations hereunder may be ceded, delegated or assigned by any Party without the prior signed written consent of the other Parties, save as otherwise provided herein.

23.8.	Exclusion of Electronic Signature

The reference in clauses 23.2, 23.4 and 23.7 to writing signed by a Party shall, notwithstanding anything to the contrary in this Agreement, be read and construed as excluding any form of electronic signature.

24.	COSTS

24.1.	The liability for any costs incurred or to be incurred by the Purchaser, including but not limited to agent’s fees or commissions, fees payable to advisors or third parties and/or costs incurred in relation to any investigation in respect of the Sale Assets conducted by the Purchaser, shall be the sole responsibility of the Purchaser.

24.2.	Except as otherwise specifically provided herein, each Party will bear and pay its own legal costs and expenses of and incidental to the negotiation, drafting, preparation and implementation of this Agreement.

25.	SIGNATURE

25.1.	This Agreement is signed by the Parties on the dates and at the places indicated below.

25.2.	This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement as at the date of signature of the Party last signing one of the counterparts.

25.3.	The persons signing this Agreement in a representative capacity warrant their authority to do so.

25.4.	The Parties record that it is not required for this Agreement to be valid and enforceable that a Party shall initial the pages of this Agreement and/or have its signature of this Agreement verified by a witness.

For:	ARMGOLD/HARMONY FREEGOLD JOINT VENTURE COMPANY PROPRIETARY LIMITED

Signature:	/s/ FRANK ABBOTT
who warrants that he / she is duly authorised thereto

Name:	FRANK ABBOTT
Date:	2 SEPTEMBER 2013
Place:	RANDFONTEIN

For:	SIBANYE GOLD LIMITED

Signature:	/s/ CHARL KEYTER	/s/ CAIN FARREL
who warrants that he / she is duly authorised thereto

	DIRECTOR	COMPANY SECRETARY

Name:	CHARL KEYTER	CAIN FARREL
Date:	11.10.2013	11.10.2013
Place:	LIBANON	LIBANON

Annexure A

BOUNDARY PILLAR DIAGRAM

Bh.JS 2
Bh.LL 2
BEATRIX GOLD MINE
(Sibanye Gold Limited)
X + 3 123 000m
Bh.MS 1
Bh.TZ 1
Bh.MS 4
Bh.1415
Bh.MS 2
Bh.1919
Bh.1371
BLOCK 3
BLOCK 4
BEATRIX 3 SHAFT
Bh.1399
BLOCK 1
Bh.2026
X + 3 125 000m
BLOCK 2
Bh.1352
JOEL MINE
(Freegold)
ZONE 1
JOEL
NORTH
SHAFT
X + 3 127 000m
ZONE 2
Y + 20 000m
Y + 18 000m
0
1Km
MINE BOUNDARY
REFERENCE
Mine Boundary.
Beatrix swopped to Joel.
Joel swopped to.Beatrix.
Development.
Stoping on Beatrix Reef.
Fault.
Dyke.
Klippan Formation.

Annexure B

FREEGOLD MINING AREA EXCHANGE PORTIONS AND SIBANYE MINING AREA PORTIONS

Block 4
Dip = 59 103m^2
Plan = 57 936m^2
1075 cmg/t
Block 3
Dip = 99 739m^2
Plan = 97 825m^2
1156 cmg/t
Block 2
Dip = 10 662m^2
Plan = 10 418m^2
1079 cmg/t
Block 1
Dip = 66 892m^2
Plan = 65 219m^2
937 cmg/t
Zone 1
Dip = 125 087m^2
Plan = 122 372m^2
421 cmg/t
Zone 2
Dip = 62 114m^2
Plan = 61 369m^2
897 cmg/t
Block4
Block3
Block2
Block1
Zone 1
Zone 2

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Annexure C

ILLUSTRATIVE GOLD ALLOCATION

Illustrative Gold Allocation Calculation

JOEL MINE GOLD ALLOCATION

MONTH:

SHAFT	Sibanye Mining Area Sale Portions			Freegold Mining Area			TOTAL FREEGOLD PLANT
	Tons	Value (g/t)	Content (g)	Tons	Value (g/t)	Content (g)	Tons	Value (g/t)	Content (g)
Total Stopes Mined (Broken)**	200	10.0	2,000	800	10.0	8,000	1,000	10.0	10,000

Other Sources Broken (Excludes Old Gold, Vampings, Sweepings)**	200	1.0	200	800	1.0	800	1,000	1.0	1,000

Reef Development to Mill (Raises and Reef Drives)**	200	1.0	200	800	1.0	800	1,000	1.0	1,000
Waste Development to Mill**	200	0.0	0	800	0.0	0	1,000	0.0	0
Hoisted - Measured	800	3.0	2,400	3,200	3.0	9,600	4,000	3.0	12,000
Survey Discrepancy	-200	0.0	0	-800	0.0	0	-1,000	0.0
To Plant	600	4.0	2,400	2,400	4.0	9,600	3,000	4.0	12,000

Underground Tons Milled at Plant*	600	3.3	2,000	2,400	3.3	8,000	3,000		10,450
Residue (g/t)*								0.2	450
Yield (g/t)								3.3
Gold Produced*									10,000

Tons and Gold Allocated	600	3.3	2,000	2,400	3.3	8,000	3,000	3.3	10,000

MCF									87%
DISCREPANCY									-33%

Notes:

*	Numbers obtained from the Joel Metallurgical Plant
**	As measured by the Joel Survey and Evaluation Departments

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21